                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement             [ ] Confidential, for use of the
                                                Commission only

[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                MIDWAY GAMES INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:

         (2)   Form, Schedule or Registration Statement No.:

         (3)   Filing Party:

         (4)   Date Filed:

                                 [MIDWAY LOGO]

                               MIDWAY GAMES INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 23, 2001
                            ------------------------

To the Stockholders of
  MIDWAY GAMES INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Midway Games Inc. ("Midway") will be held on Tuesday, January 23, 2001 at 10:00 a.m. Central Standard Time at The Drake Hotel, Gold Coast Room, 140 East Walton Place, Chicago, Illinois 60611-1545, to consider and act upon the following matters:

1. Electing four (4) Class I Directors;

2. Ratifying the appointment of Ernst & Young LLP as independent auditors for our fiscal year ending June 30, 2001; and

3. Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The close of business on December 4, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof. A list of the stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder of Midway for any purpose germane to the annual meeting during regular business hours at the offices of Midway for the ten-day period prior to the annual meeting.

     YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                                By Order of the Board of Directors,
Chicago, Illinois                               DEBORAH K. FULTON
December 8, 2000                                Vice President, Secretary and General
                                                Counsel

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                               MIDWAY GAMES INC.

                                PROXY STATEMENT

INTRODUCTION

     Midway Games Inc. ("we", "us" or "Midway") is furnishing this proxy statement to you in connection with the solicitation by the Board of Directors of proxies to be voted at our Annual Meeting of Stockholders. The meeting is scheduled to be held at The Drake Hotel, Gold Coast Room, 140 East Walton Place, Chicago, Illinois 60611-1545, on Tuesday, January 23, 2001 at 10:00 a.m. Central Standard Time, or at any proper adjournments.

     If you properly execute and return your proxy card, it will be voted in accordance with your instructions. If you return your proxy but give us no instructions as to any matters, the proxy will be voted on those matters in accordance with the recommendations of the Board as indicated in this proxy statement. You may revoke your proxy, at any time prior to its exercise, by written notice to us, by submission of another proxy bearing a later date or by voting in person at the meeting. Your revocation will not affect a vote on any matters already taken. Your mere presence at the meeting will not revoke your proxy.

     The mailing address of our principal executive offices is 3401 North California Avenue, Chicago, Illinois 60618. We are mailing this proxy statement and the accompanying form of proxy to our stockholders on or about December 8, 2000.

     Only holders of our common stock, $.01 par value per share, of record at the close of business on December 4, 2000 (the "Record Date") will be entitled to vote at our annual meeting or any adjournments. There were 37,710,725 shares of our common stock outstanding on the Record Date (excluding 1,178,500 treasury shares). Each share of our common stock entitles the holder to one vote on each matter at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the Record Date, except as otherwise footnoted, about persons which, to our knowledge, beneficially own more than 5% of the outstanding shares of our common stock:

                                                               NUMBER OF
                                                               SHARES OF      PERCENTAGE OF
                                                              COMMON STOCK     OUTSTANDING
                                                              BENEFICIALLY       COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNED(1)        STOCK(1)
------------------------------------                          ------------    -------------
Sumner M. Redstone and National Amusements, Inc. ...........   10,522,536(2)      27.9%
  200 Elm Street
  Dedham, MA 02026
Mellon Financial Corporation, et al. .......................    3,972,226(3)      10.5%
  One Mellon Center
  Pittsburgh, PA 15258
Capital Group International, Inc. and Capital Guardian Trust
  Company...................................................    2,831,400(4)       7.5%
  11100 Santa Monica Blvd.
  Los Angeles, CA 90025

                                                               NUMBER OF
                                                               SHARES OF      PERCENTAGE OF
                                                              COMMON STOCK     OUTSTANDING
                                                              BENEFICIALLY       COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNED(1)        STOCK(1)
------------------------------------                          ------------    -------------
Neil D. Nicastro Midway Games Inc. .........................    2,336,758(5)       6.0%
  3401 North California Avenue
  Chicago, IL 60618
Gilder Gagnon Howe & Co. LLC................................    2,110,875(6)       5.6%
  1775 Broadway, 26th Floor
  New York, NY 10019

---------------
(1) Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying options are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of the underlying shares within 60 days. Percentage calculations are based on 37,710,725 shares outstanding on December 4, 2000.

(2) Based upon a Form 4 filed with the SEC by Sumner M. Redstone on November 9, 2000. Mr. Redstone and National Amusements, Inc., a Maryland corporation, reported direct and indirect beneficial ownership of 6,399,765 and 4,122,771 shares, respectively, of our common stock. As a result of his stock ownership in National Amusements, Inc., Mr. Redstone is deemed the beneficial owner of the shares of common stock owned by National Amusements, Inc.

(3) Based upon Schedule 13G filed with the SEC on October 10, 2000 by Mellon Financial Corporation, as the parent company of The Boston Company, Inc., Boston Group Holdings, Inc., and The Boston Company Asset Management, Inc. in their various fiduciary capacities. Mellon Financial Corporation reported sole voting power with respect to 3,454,626 shares and sole dispositive power with respect to 3,970,611 shares.

(4) The number of shares reported is based upon information contained in Amendment No. 1 to Schedule 13G filed with the SEC by Capital Group International, Inc. and its wholly-owned subsidiary, Capital Guardian Trust Company on February 14, 2000. Capital Guardian Trust Company reported sole voting power with respect to 2,180,600 shares and sole dispositive power with respect to 2,831,400 shares as a result of its serving as the investment manager of various institutional accounts.

(5) Includes 1,561,850 shares of common stock underlying stock options.

(6) The number of shares reported is based upon information contained in
    Schedule 13G filed with the SEC by Gilder Gagnon Howe & Co. LLC on April 10, 2000. The filer reported shared dispositive power with respect to the shares, which are held in customer accounts.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of the Record Date, information about the beneficial ownership of our common stock by each of our directors and the executive officers named in the Summary Compensation Table below and by all of our directors and executive officers as a group:

                                                             NUMBER OF
                                                             SHARES OF      PERCENTAGE OF
                                                            COMMON STOCK     OUTSTANDING
                                                            BENEFICIALLY       COMMON
NAME OF BENEFICIAL OWNER                                      OWNED(1)        STOCK(1)
------------------------                                    ------------    -------------
Harold H. Bach, Jr. ......................................     240,130(2)         **
William C. Bartholomay*...................................      90,370(3)         **
Byron C. Cook.............................................     607,253(4)        1.6%
Kenneth J. Fedesna........................................     231,435(5)         **
Deborah K. Fulton.........................................      25,631(6)         **
William E. McKenna........................................      61,958(3)         **
Norman J. Menell*.........................................      62,506(3)         **

                                                             NUMBER OF
                                                             SHARES OF      PERCENTAGE OF
                                                            COMMON STOCK     OUTSTANDING
                                                            BENEFICIALLY       COMMON
NAME OF BENEFICIAL OWNER                                      OWNED(1)        STOCK(1)
------------------------                                    ------------    -------------
Louis J. Nicastro*........................................      60,547(3)         **
Neil D. Nicastro*.........................................   2,336,758(7)        6.0%
Harvey Reich..............................................      61,277(3)         **
Michael A. Ribero.........................................      35,000(8)         **
Ira S. Sheinfeld..........................................      66,801(3)         **
Gerald O. Sweeney, Jr. ...................................      45,000(3)         **
Richard D. White..........................................      45,000(3)         **
Directors and Executive Officers as a group (14
  persons)................................................   3,969,666(9)        9.8%

---------------
*   Nominee for Director

**  Less than 1%

(1) Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying options are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of the underlying shares within 60 days. Percentage calculations are based on 37,710,725 shares outstanding on December 4, 2000.

(2) Includes 193,842 shares of common stock underlying stock options.

(3) Includes 45,000 shares of common stock underlying stock options.

(4) Includes 434,955 shares of common stock underlying stock options.

(5) Includes 179,229 shares of common stock underlying stock options.

(6) Includes 24,461 shares of common stock underlying stock options.

(7) Includes 1,561,850 shares of common stock underlying stock options.

(8) Includes 35,000 shares of common stock underlying stock options.

(9) Includes and aggregate of 2,789,337 shares of common stock underlying stock options.

                  PROPOSAL 1 -- ELECTION OF CLASS I DIRECTORS

     Our Board of Directors is divided into three classes. Directors are elected for staggered three-year terms to succeed those directors whose terms expire.

     Upon the recommendation of the Nominating Committee, the following four (4) directors are nominated for election to serve as Class I Directors for a term of three (3) years and until their respective successors are elected and shall qualify. All of the nominees are currently Class I Directors, whose term expires at the annual meeting. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of those nominees who do remain as candidates, except as you otherwise specify, and may be voted for substituted nominees.

NAME OF CLASS I DIRECTOR                               POSITION WITH COMPANY AND              DIRECTOR
NOMINEE (AGE)                                             PRINCIPAL OCCUPATION                 SINCE
------------------------                               -------------------------              --------
Neil D. Nicastro (44).....................  Chairman of the Board, President, Chief             1988
                                            Executive Officer and Chief Operating Officer
William C. Bartholomay (72)...............  Director; President of Near North National Group    1996
Norman J. Menell (69).....................  Director; Vice Chairman of the Board of WMS         1996
                                            Industries Inc.
Louis J. Nicastro (72)....................  Director; Chairman of the Board and Chief           1988
                                            Executive Officer of WMS Industries Inc.

     NEIL D. NICASTRO has been our President and Chief Operating Officer since 1991. In July 1996, Mr. Nicastro became Chairman of our Board of Directors and Chief Executive Officer, having served as Co-Chief Executive Officer and Chief Operating Officer since 1994. Mr. Nicastro also served in other executive positions for us in the past. Mr. Nicastro has served as a Director of WMS Industries Inc. ("WMS"), our former parent company, since 1986 and as consultant to WMS since April 1998. Mr. Nicastro became sole Chief Executive Officer of WMS in June 1996, Co-Chief Executive Officer in 1994, President in 1991 and Chief Operating Officer in 1990. Mr. Nicastro resigned his officerships with WMS in April 1998, at the time of the distribution by WMS of all of its shares of our common stock to its stockholders (the "Spin-off").

     WILLIAM C. BARTHOLOMAY is President of Near North National Group, Chicago, Illinois (insurance brokers) and Chairman of the Board of the Atlanta Braves (National League Baseball). He has served as Vice Chairman of Turner Broadcasting System, Inc., a division of Time Warner Inc. since 1994, having also held that office during the period 1976-1992. Mr. Bartholomay is a director of WMS.

     NORMAN J. MENELL has been Vice Chairman of the Board of Directors of WMS since 1990 and is a director of WMS. He previously held various executive offices at WMS from 1981 to 1990, including President.

     LOUIS J. NICASTRO has been the Chief Executive Officer of WMS since April 1998 and was also its President from April 1998 to April 2000. He has served as Chairman of the Board of Directors of WMS since its incorporation in 1974. Mr. Nicastro also served WMS as Chief Executive Officer or Co-Chief Executive Officer from 1974 to June 1996 and as President (1985-1988, 1990-1991), among other executive positions. Mr. Nicastro also served as Chairman of the Board and Chief Executive Officer of WHG Resorts & Casinos Inc. and its predecessors from 1983 until January 1998. He also served as our Chairman of the Board and Chief Executive Officer or Co-Chief Executive Officer from 1988 to June 1996 and as our President from 1988 to 1991. He is Neil D. Nicastro's father.

     The remaining incumbent directors, whose terms of office have not expired, are as follows:

                                                       POSITION WITH COMPANY AND              DIRECTOR
NAME OF DIRECTOR (AGE)                                    PRINCIPAL OCCUPATION                 SINCE
----------------------                                 -------------------------              --------
Class II Directors: Term expiring at our 2003 Annual Meeting
Kenneth J. Fedesna (51)...................  Executive Vice President -- Product Development     1996
                                            and Director
William E. McKenna (81)...................  Director; General Partner, MCK Investment           1996
                                            Company
Harvey Reich (71).........................  Director; Attorney                                  1996
Ira S. Sheinfeld (62).....................  Director; Attorney, Squadron, Ellenoff, Plesent     1996
                                            & Sheinfeld LLP

     KENNETH J. FEDESNA became our Executive Vice President -- Product Development in May 2000 and was Executive Vice President -- Coin-Op Video from August 1996 until May 2000. Mr. Fedesna served as our Vice President and General Manager from 1988 to August 1996. He also served as Vice President and General Manager of Williams Electronics Games, Inc., a subsidiary of WMS, for over five years until August 1999.

     WILLIAM E. MCKENNA has served as a General Partner of MCK Investment Company, Beverly Hills, California for over five years. He also is a director of Drexler Technology Corporation and WMS.

     HARVEY REICH was a member of the law firm of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., New York, New York and its predecessor firms for over five years until his retirement from that firm in July 1998. He is a director of WMS.

     IRA S. SHEINFELD has been a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York for over five years. He is a director of WMS.

                                                       POSITION WITH COMPANY AND              DIRECTOR
NAME OF DIRECTOR (AGE)                                    PRINCIPAL OCCUPATION                 SINCE
----------------------                                 -------------------------              --------
Class III Directors: Term expiring at our 2002 Annual Meeting
Harold H. Bach, Jr. (68)..................  Executive Vice President -- Finance, Treasurer      1996
                                            and Chief Financial Officer and Director
Byron C. Cook (46)........................  Vice-Chairman of the Board                          1996
Richard D. White (47).....................  Director; Managing Director, CIBC Capital           1996
                                            Partners
Gerald O. Sweeney, Jr. (48)...............  Director; Attorney, Lord, Bissell & Brook           1996

     HAROLD H. BACH, JR. became our Executive Vice President -- Finance and Chief Financial Officer in August 1996. Previously, Mr. Bach served as our Senior Vice President -- Finance and Chief Financial Officer from 1990 to August 1996, and he has served as Treasurer continuously since 1994. Mr. Bach also served as Vice President -- Finance, Chief Financial and Chief Accounting Officer of WMS for over five years until September 1999. Prior to joining WMS, Mr. Bach was a partner in the accounting firms of Ernst & Young (1989-1990) and Arthur Young & Company (1967-1989).

     BYRON C. COOK became our Vice-Chairman of the Board in May 2000 and served as our Executive Vice President -- Home Video from August 1996 to May 2000. Mr. Cook was the President and Chief Operating Officer of our subsidiary, Midway Home Entertainment Inc. from 1994 to May 2000. Prior to our acquisition of Tradewest, Inc. in 1994, Mr. Cook was President of Tradewest from 1988 to 1994, and he was a co-founder of that company.

     RICHARD D. WHITE has been a Managing Director of CIBC Capital Partners, New York, New York, an affiliate of CIBC World Markets Corp. and its predecessor, for over five years. Mr. White is a director of Vestcom International, Inc.

     GERALD O. SWEENEY, JR. has been a member of the law firm Lord, Bissell & Brook, Chicago, Illinois for over five years.

REQUIRED VOTE

     The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the annual meeting is required to elect the Class I directors.

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR ELECTION AS CLASS I DIRECTORS.

THE BOARD OF DIRECTORS

     The Board of Directors is responsible for managing our overall affairs. To assist it in carrying out its duties, the Board has delegated specific authority to several committees. Eight of our twelve directors are neither officers nor employees of Midway.

     During fiscal 2000, the Board held eight meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees on which he served during the fiscal year.

DIRECTOR COMPENSATION

     We pay a fee of $32,500 per year to each director who is not also our employee. Each director who serves as the chairman of any committee of our Board receives a further fee of $2,500 per year for his services in that capacity, and each member of our Audit Committee receives an additional fee of $2,500 per year.

     Additionally, we have granted market priced options to purchase 45,000 shares of our common stock to each of our non-employee directors. See "Stock Option Plans" below.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee is currently composed of four independent directors (as independence is defined in Section 303.01(B) of the NYSE listing standards):
Messrs. McKenna (Chairman), Bartholomay, Sheinfeld and White. This Committee meets periodically with the independent auditors and internal personnel to consider the adequacy of internal accounting controls, to receive and review the recommendations of the independent auditors, to recommend the appointment of auditors, to review the scope of the audit and the compensation of the independent auditors, to review our consolidated financial statements and, generally, to review our accounting policies and to resolve potential conflicts of interest. The Board has adopted a written charter for this committee, and a copy of the charter is included as an appendix to this proxy statement. The report of this committee is set forth later in this proxy statement. During fiscal 2000, this Committee held two meetings.

     The Nominating Committee is currently composed of Messrs. N.D. Nicastro (Chairman) and Bartholomay. This Committee makes recommendations about the nomination of candidates for election to the Board and does not accept recommendations from stockholders. During fiscal 2000, this Committee did not hold any meetings, taking all action by the unanimous written consent of its members.

     The Stock Option Committee is currently composed of Messrs. Reich (Chairman) and McKenna. This Committee determines the timing, pricing and the amount of option grants to be made under the provisions of our stock option plans. The joint report of this Committee and the Compensation Committee is set forth later in this proxy statement. During fiscal 2000, this Committee held three meetings.

     The Compensation Committee is currently composed of Messrs. Bartholomay (Chairman), McKenna and Reich. This Committee makes recommendations regarding the compensation of senior management personnel. The joint report of this Committee and the Stock Option Committee is set forth later in this proxy statement. During fiscal 2000, this Committee did not hold any meetings, taking all action by unanimous written consent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our Compensation Committee or Stock Option Committee is an employee or officer of Midway, and no officer, director or other person had any interlock relationship required to be disclosed in this proxy statement, except that Mr. Bartholomay is President of Near North National Group, insurance brokers, which we retained to provide insurance services during the last fiscal year and propose to retain for insurance services during the current fiscal year.

                               EXECUTIVE OFFICERS

     The following individuals were elected to serve in the capacities set forth below until the 2001 Annual Meeting of the Board of Directors and until their respective successors are elected and shall qualify.

NAME                       AGE                             POSITION
----                       ---                             --------
Neil D. Nicastro.........  44    Chairman of the Board of Directors, President, Chief
                                 Executive Officer and Chief Operating Officer
Harold H. Bach, Jr.......  68    Executive Vice President -- Finance, Treasurer and Chief
                                 Financial Officer
Byron C. Cook............  46    Vice-Chairman of the Board
Kenneth J. Fedesna.......  51    Executive Vice President -- Product Development
Michael A. Ribero........  44    Executive Vice President -- Publishing
Deborah K. Fulton........  37    Vice President, Secretary and General Counsel

     The principal occupation and employment experience of each of Messrs. Nicastro, Bach, Cook and Fedesna during the last five years is set forth on pages 4 and 5 above.

     Mr. Ribero joined us as Executive Vice President in July 1999 and was named Executive Vice President -- Publishing in May 2000. From November 1998 to June 1999, Mr. Ribero was Senior Vice

President and General Manager, EA Sports of Electronic Arts, a video game publisher. From August 1996 to November 1998, he was Chairman and Chief Executive Officer of Radical Entertainment Ltd., an interactive entertainment company. From 1995 to August 1996, he was an Executive Vice President of Sega of America.

     Ms. Fulton has served as our Vice President, Secretary and General Counsel since May 2000. She was employed by us as Senior Counsel from 1994 until May 2000. Formerly, she was employed by the law firm of Gardner Carton & Douglas from 1988 until 1994.

                             EXECUTIVE COMPENSATION

     To provide stockholders with an understanding of our executive compensation program, the following are presented below: (i) the Summary Compensation Table;
(ii) the stock option tables and other stock option information; (iii) the joint report by the Compensation and Stock Option Committees on fiscal 2000 executive compensation; (iv) the corporate performance graph; and (v) a description of employment agreements.

     The Summary Compensation Table below sets forth the compensation earned during the fiscal years ended June 30, 2000, 1999 and 1998 by our Chief Executive Officer and our four next most highly compensated executive officers whose fiscal 2000 salary and bonus exceeded $100,000. The compensation of Messrs. Bach and Fedesna shown on the table for fiscal 1998 was paid by WMS and, for fiscal 2000 and 1999, by either WMS or Midway, and the table reflects their compensation for service in all capacities for both WMS and Midway. The table reflects compensation paid by Midway to Mr. Cook for fiscal 2000, 1999 and 1998, to Mr. Nicastro after the date of the Spin-off, and to Mr. Ribero for fiscal 2000. Prior to the Spin-off, Mr. Nicastro was paid by both Midway and WMS under his employment agreements with each company, and the combined amount is shown on the table. Until the Spin-off, the compensation paid by WMS to Messrs. Bach and Fedesna was allocated to us based upon estimates by management of the percentage of time devoted to us. After the Spin-off, compensation paid to these executive officers was reimbursed by, or to, us in amounts equal to our allocated cost under an agreement between WMS and us. We believe that during fiscal 1999 and 1998, each of Messrs. Bach and Fedesna, from time to time, devoted between 40% and 70% of their efforts to Midway. In fiscal 2000, these executive officers, from time to time, devoted between 30% and 100% of their efforts to Midway.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                ANNUAL COMPENSATION             COMPENSATION AWARDS
                                            ----------------------------        -------------------
                                                                             SECURITIES      ALL OTHER
                                                                             UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION                 YEAR   SALARY($)   BONUS($)    OPTIONS(#)(1)       ($)(2)
---------------------------                 ----   ---------   ---------   --------------   ------------
Neil D. Nicastro..........................  2000    600,000           --(3)    450,000(4)     136,111(5)
  Chairman of the Board and Chief           1999    600,000      202,700      911,850         133,521(5)
     Executive
  Officer, President and Chief Operating    1998    575,000    1,387,820      150,000          47,074(5)
     Officer
Michael A. Ribero.........................  2000    380,000           --      200,000         250,000(6)
  Executive Vice President -- Publishing
Harold H. Bach, Jr........................  2000    315,000           --       50,000              --
  Executive Vice President -- Finance,      1999    315,000           --       43,842              --
  Treasurer and Chief Financial Officer     1998    300,000      220,000       50,000              --
Byron C. Cook.............................  2000    325,000           --       50,000           3,950(7)
  Vice-Chairman of the Board                1999    325,000           --      284,955           3,423(7)
                                            1998    300,000      350,000       50,000           3,799(7)
Kenneth J. Fedesna........................  2000    325,000           --       50,000           2,500(8)
  Executive Vice President -- Product       1999    325,000           --       29,229           2,500(8)
  Development                               1998    310,000      150,000       50,000           2,500(8)

---------------
(1) Grants of Midway stock options in fiscal 1999 were from the 1998 Stock Incentive Plan, which required certain purchases of our common stock by these officers.

(2) Excludes the value of adjustments to WMS options made under the adjustment plan described under "WMS Option Adjustment" below.

(3) Mr. Nicastro's employment agreement with us permits him to receive advances against estimated bonus payments. Advances were made in the first six months of fiscal 2000 for bonuses accrued that were reversed in the second six months of fiscal 2000 totaling $984,000. Mr. Nicastro will repay these advances out of future compensation that Mr. Nicastro becomes entitled to receive. See "Certain Relationships and Related Transactions -- Other Related Party Transactions" below.

(4) On May 4, 2000, our board granted to Mr. Nicastro an option to purchase 300,000 shares of our common stock in lieu of his salary for fiscal 2001, which he has waived. The option is exercisable on or after June 30, 2001 or earlier upon a change in control and expires on June 30, 2005. The exercise price is $7.00 per share.

(5) Includes for fiscal 2000, 1999 and 1998, life insurance premiums of $1,811, $1,679 and $1,571, respectively, and accrual for contractual retirement benefits of $134,300, $131,842 and $45,503, respectively. See "Employment Agreements" below. Mr. Nicastro also received severance payments from WMS in fiscal 1998 consisting of $2,500,000 in addition to 10-year options to purchase 250,000 shares of WMS common stock at an exercise price of $5.4375 per share.

(6) Represents a sign-on bonus.

(7) Represents matching contributions to Mr. Cook's 401(K) account.

(8) Represents life insurance premiums.

                              STOCK OPTION TABLES

     The following table sets forth information with respect to options to purchase common stock granted during fiscal year 2000 under our stock option plans to the executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                             ----------------------------------------------------           VALUE AT
                                           PERCENT OF                                ASSUMED ANNUAL RATE OF
                             NUMBER OF    TOTAL OPTIONS                                    STOCK PRICE
                             SECURITIES    GRANTED TO                                   APPRECIATION FOR
                             UNDERLYING   EMPLOYEES IN    EXERCISE                       OPTION TERM(1)
                              OPTIONS        FISCAL         PRICE      EXPIRATION    -----------------------
NAME                         GRANTED(#)      YEAR(%)      ($/SHARE)       DATE         5%($)        10%($)
----                         ----------   -------------   ---------    ----------    ----------   ----------
Neil D. Nicastro...........  300,000(2)       15.7           7.00       6/30/05        879,000    1,281,000
                             150,000(3)        7.9          13.50       1/30/10      1,273,500    3,228,000
Michael A. Ribero..........   50,000(3)        2.6          13.50       1/30/10        424,500    1,076,000
                             150,000(4)        7.9          12.88       6/30/09      1,214,552    3,077,915
Harold H. Bach, Jr.........   50,000(3)        2.6          13.50       1/30/10        424,500    1,076,000
Byron C. Cook..............   50,000(3)        2.6          13.50       1/30/10        424,500    1,076,000
Kenneth J. Fedesna.........   50,000(3)        2.6          13.50       1/30/10        424,500    1,076,000

---------------
(1) The assumed appreciation rates are set under the rules and regulations under the Securities Exchange Act of 1934 and are not derived from the historical or projected prices of our common stock. Total potential stock price appreciation for all stockholders for a ten year option period based on the price of $8.5625 per share of common stock on June 30, 2000 would be $525,926,000 and $837,450,000 at assumed rates of stock appreciation of 5% and 10%, respectively.

(2) These options vest on 6/30/01.

(3) 20% of these options are exercisable, and an additional 20% become exercisable on each January 31 until fully vested on 1/31/04.

(4) 10% of these options are exercisable, an additional 20% become exercisable on 6/30/01, an additional 30% become exercisable on 6/30/02, and an additional 40% become exercisable on 6/30/03.

     The following table sets forth information with respect to the number and assumed values of options to purchase common stock owned by the executive officers named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                              UNDERLYING           VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                            SHARES                          AT 6/30/00(#)              6/30/00($)(1)
                           ACQUIRED         VALUE          EXERCISABLE(E)/            EXERCISABLE(E)/
NAME                    ON EXERCISE(#)   REALIZED($)       UNEXERCISABLE(U)          UNEXERCISABLE(U)
----                    --------------   -----------   ------------------------   -----------------------
Neil D. Nicastro......        --             --         1,531,850(E)/480,000(U)    512,916(E)/468,750(U)
Michael A. Ribero.....        --             --            10,000(E)/190,000(U)         --(E)/     --(U)
Harold H. Bach, Jr....        --             --           183,842(E)/ 60,000(U)     24,661(E)/     --(U)
Byron C. Cook.........        --             --           424,955(E)/ 60,000(U)    160,287(E)/     --(U)
Kenneth J. Fedesna....        --             --           169,229(E)/ 60,000(U)     16,441(E)/     --(U)

---------------

(1) Based on the closing price of our common stock on the NYSE on June 30, 2000, which was $8.5625 per share.

WMS OPTION ADJUSTMENT

     As of the date of the Spin-off, some of our directors and officers held options to purchase shares of WMS common stock. WMS's stock option plans in effect prior to the Spin-off provided that in the event of a dividend or other distribution, such as the Spin-off, outstanding options were to be adjusted so as to prevent dilution of the benefits or potential benefits intended to be made available by the options. WMS adopted an adjustment plan intended to prevent this dilution by giving option holders (a) the same number of options to acquire shares of WMS common stock after the Spin-off (at adjusted exercise prices) as these holders held at the time of the Spin-off and (b) compensation for the lost opportunity value represented by the shares of our common stock being distributed in the Spin-off. The adjustment plan also provided that this compensation be paid by WMS through a combination of cash and shares of WMS common stock.

     The following consideration was paid by WMS in fiscal 1998 under the Adjustment Plan to the persons named in the Summary Compensation Table and is in addition to the amounts set forth therein: Neil D. Nicastro received WMS common stock valued at $6,079,497 and cash in the amount of $12,428,476; Harold H. Bach, Jr. received WMS common stock valued at $534,722 and cash in the amount of $1,093,193; Byron C. Cook received WMS common stock valued at $1,153,488 and cash in the amount of $3,485,699; and Kenneth J. Fedesna received WMS common stock valued at $940,058 and cash in the amount of $1,921,830. The WMS common stock was valued at the average of the high and low prices on the NYSE on April 3, 1998, the last day of trading prior to the Spin-off.

STOCK OPTION PLANS

     We have adopted a 2000 Non-Qualified Stock Option Plan, a 1999 Stock Option Plan, a 1998 Stock Incentive Plan, a 1998 Non-Qualified Stock Option Plan and a 1996 Stock Option Plan (collectively, the "Plans"). The plans provide for the granting of stock options to our directors, officers, employees, consultants and advisors. The 1998 Stock Incentive Plan required that participants purchase shares of our common stock at the market price in order to be eligible to receive options. The plans are intended to encourage stock ownership by our directors, officers, employees, consultants and advisors and thereby enhance their proprietary interest in us. Subject to the provisions of the plans, the Stock Option Committee determines which of the eligible directors, officers, employees, consultants and advisors receive stock options, the terms, including applicable vesting periods, of the options, and the number of shares for which options are granted.

     The option price per share with respect to each option is determined by the Stock Option Committee and generally is not less than 100% of the fair market value of our common stock on the date the option is granted. The Plans each have a term of ten years, unless terminated earlier.

     As of December 4, 2000: under the 1996 Stock Option Plan, 1,867,875 options were outstanding, and 126,783 further options were available for grant; under the 1998 Non-Qualified Stock Option Plan, 735,000 options were outstanding, and 15,000 further options were available for grant; under the 1998 Stock Incentive Plan, 2,007,040 options were outstanding, and 109,077 further options were available for grant; under the 1999 Stock Option Plan, 1,690,500 options were outstanding, and 59,500 further options were available for grant; and under the 2000 Non-Qualified Stock Option Plan, 862,000 options were outstanding, and 138,000 further options were available for grant. The average exercise price of outstanding options, at December 4, 2000, was approximately $12.66 per share. Of the 7,162,145 options outstanding, 2,789,337 were held by officers and directors of Midway (including 1,561,850 held by Neil D. Nicastro).

     JOINT REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
                     ON FISCAL 2000 EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for making recommendations to the Board of Directors regarding the compensation of senior management personnel. To the extent that stock options form a portion of a compensation package, the Compensation Committee works together with the Stock Option Committee, which is responsible for making stock option grants and awards.

     It is the policy of the Compensation and Stock Option Committees to provide attractive compensation packages to senior management so as to motivate them to devote their full energies to our success, to reward them for their services and to align the interests of senior management with the interests of stockholders. Our executive compensation packages are comprised primarily of base salaries, annual contractual and discretionary cash bonuses, stock options, and retirement and other benefits. It is the philosophy of the Compensation Committee that Midway be staffed with a small number of well-compensated senior management personnel.

     In general, the level of base salary is intended to provide appropriate basic pay to senior management taking into account their historical contributions to our success, each person's unique value and the recommendation of the Chief Executive Officer. The amount of any discretionary bonus is subjective but is generally based on our actual financial performance in the preceding fiscal year, the special contribution of the executive to this performance and the overall level of the executive's compensation including other elements of the compensation package. Contractual bonuses are likewise designed to give effect to one or more of these factors. We also have used stock options, which increase in value only if our common stock increases in value, and which terminate a short time after an executive leaves, as a means of long-term incentive compensation. The Stock Option Committee determines the size of stock option grants to our executive officers and other employees on an individual, discretionary basis in consideration of financial corporate results and each recipient's performance, contributions and responsibilities without assigning specific weight to any of these factors.

     Our CEO, Neil D. Nicastro, under a negotiated formula set forth in his employment agreement, receives a salary, a bonus of a percentage of our pre-tax income and various retirement and other benefits. Mr. Nicastro's employment agreement reflects the same compensation philosophy described above.

     The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") generally provides that publicly-held corporations will only be able to deduct, for income tax purposes, compensation paid to the chief executive officer or any of the four most highly paid senior executive officers in excess of one million dollars per year if it is paid pursuant to qualifying performance-based compensation plans approved by stockholders. Compensation as defined by the Budget Act includes, among other things, base salary, incentive compensation and gains on stock option transactions. Total compensation of some of our officers may be paid under plans or agreements that have not been approved by stockholders and may exceed one million dollars in a particular fiscal year. We will not be able to deduct these excess payments for income tax purposes. The Compensation Committee intends to consider, on a case by case basis, how the Budget Act will affect our compensation plans and contractual and discretionary cash compensation.

        The Compensation Committee                  The Stock Option Committee
          William C. Bartholomay, Chairman            Harvey Reich, Chairman
          Harvey Reich                                William E. McKenna
          William E. McKenna

                          CORPORATE PERFORMANCE GRAPH

     The following graph compares, for the period beginning October 29, 1996 (the date trading of our common stock on the NYSE commenced) and ending June 30, 2000, the yearly percentage change in cumulative total stockholder return on our common stock with (1) the cumulative total return of the Standard and Poor's 500 Stock Index ("S&P 500") and (2) the cumulative total return of the Standard and Poor's Leisure Time Index ("S&P Leisure"). The graph assumes an investment of $100 on October 29, 1996 in our common stock and $100 invested at that time in each of the indexes and the reinvestment of dividends where applicable. [PERFORMANCE GRAPH]

                                                         MIDWAY                      S&P 500                  S&P - LEISURE
                                                         ------                      -------                  -------------
10/30/96                                                 100.00                      100.00                      100.00
06/30/97                                                 102.00                      128.00                      122.00
06/30/98                                                  74.00                      167.00                      147.00
06/30/99                                                  62.00                      204.00                      119.00
06/30/00                                                  38.00                      219.00                       64.00

--------------------------------------------------------------------------------------------------------------
                          10/30/96         06/30/97          06/30/98          06/30/99          06/30/00
--------------------------------------------------------------------------------------------------------------
---
 M   Midway                 $100             $102              $ 74              $ 62              $ 38
--------------------------------------------------------------------------------------------------------------
---
 O   S&P 500                $100             $128              $167              $204              $219
--------------------------------------------------------------------------------------------------------------
---
 --  S&P - Leisure          $100             $122              $147              $119              $ 64
--------------------------------------------------------------------------------------------------------------

                             EMPLOYMENT AGREEMENTS

     We employ Neil D. Nicastro under the terms of an Employment Agreement dated as of July 1, 1996. The agreement was amended on March 5, 1998, November 5, 1999, May 4, 2000 and October 30, 2000. Prior to May 1, 1998, the employment agreement provided for salaried compensation at the rate of $300,000 per year. On May 1, 1998, Mr. Nicastro's base salary was increased to $600,000. The agreement provides for bonus compensation in an amount equal to two percent of our pre-tax income. The employment agreement expires October 30, 2004, subject to automatic extensions in order that the term of Mr. Nicastro's employment shall at no time be less than three years. In the October 30, 2000 amendment, Mr. Nicastro converted the form of his retirement and death benefits from cash to Midway common stock. As amended, the employment agreement provides that upon Mr. Nicastro's retirement or death, Midway is required to deliver to Mr. Nicastro or his designee, or if no designation is made, to his estate, on the first day of each month, for a period of ten years, 5,065 shares of our common stock (subject to adjustment pursuant to the terms of the employment agreement). This benefit is payable notwithstanding Mr. Nicastro's termination of employment for any reason.

     The employment agreement provides that Mr. Nicastro shall devote such time to our business and affairs as is reasonably necessary to perform the duties of his position. Mr. Nicastro may continue to serve as a director of and consultant to WMS as he deems appropriate.

     The employment agreement also provides that Mr. Nicastro may participate and receive the benefits of all pension and retirement plans, bonus plans, health, life, hospital, medical and dental insurance (including reimbursement for all medical and dental expenses incurred by him, his spouse and his children under the age of twenty-one, to the extent that these expenses are not otherwise reimbursed by insurance provided by us) and all other employee benefits and perquisites generally made available to our employees. Additionally, we currently provide Mr. Nicastro with $2,000,000 of life insurance coverage in addition to the standard amount provided to our employees.

     Mr. Nicastro's employment agreement further provides for full compensation during periods of illness or incapacity. We may, however, give 30 days' notice of termination if illness or incapacity disables Mr. Nicastro from performing his duties for a period of more than six months. The termination notice becomes effective if full performance is not resumed within 30 days after the notice is given and maintained for a period of two months thereafter. The employment agreement may be terminated at the election of Mr. Nicastro upon the occurrence without his consent or acquiescence of any one or more of the following events:

     - the placement of Mr. Nicastro in a position of lesser stature or the assignment to Mr. Nicastro of duties, performance requirements or working conditions significantly different from or at variance with those presently in effect;

     - the treatment of Mr. Nicastro in a manner which is in derogation of his status as a senior executive;

     - the cessation of service of Mr. Nicastro as a member of our board of directors;

     - the discontinuance or reduction of amounts payable or personal benefits available to Mr. Nicastro under the agreement; or

     - the requirement that Mr. Nicastro work outside his agreed upon metropolitan area.

     In any such event, and in the event that we are deemed to have wrongfully terminated Mr. Nicastro's employment agreement under the terms thereof, we are obligated (a) to make a lump sum payment to Mr. Nicastro equal in amount to the sum of the aggregate base salary during the remaining term of his employment agreement (but in no event less than three times the highest base salary payable to him during the one-year period prior to such event), the aggregate bonus (assuming that Midway pre-tax income during the remainder of the term of the employment agreement is earned at the highest level achieved in any of the last five full fiscal years prior to such termination) and the retirement benefit (assuming the date of termination is his retirement date) otherwise payable under the terms of the employment agreement and (b) to purchase at the election of Mr. Nicastro all stock options held by him with respect to our common stock at a price equal to the spread between the option price and the fair market price of the stock as defined in the agreement. The employment agreement may also be terminated at the election of Mr. Nicastro if individuals who presently constitute the board of directors, or successors approved by board members, cease for any reason to constitute at least a majority of the board. Upon such an event, we may be required to purchase the stock options held by Mr. Nicastro and make payments similar to those described above.

     If any portion of the amount paid to Mr. Nicastro is subject to the excise tax imposed by Section 4999 of the Code, then we must pay additional compensation to Mr. Nicastro to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

     Byron C. Cook is employed by us under the terms of an employment agreement dated as of July 1, 1998. This agreement provides for salaried compensation at the rate of $325,000 per year, or a greater amount as may be determined by the board of directors. It also provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. Furthermore, the agreement states that we will negotiate in good faith with Mr. Cook to establish performance criteria upon which an annual discretionary bonus for Mr. Cook will be based and that we will provide Mr. Cook with $400,000 in additional life insurance coverage. The agreement expires on June 30, 2001. We may terminate the agreement upon 30 days' written notice for cause. We may also terminate the agreement upon 30 days' written notice if Mr. Cook is substantially unable to perform the duties of his position due to physical or mental illness or injury and such illness or injury has lasted for 90 days during any fiscal year. Mr. Cook may terminate the agreement upon 30 days' written notice for any of the following reasons: (a) placement of Mr. Cook in a position of lesser stature or different duties, requirements or working conditions; (b) treatment of Mr. Cook in derogation of his senior executive status; (c) substantial discontinuance or reduction of salary or personal benefits available to Mr. Cook; or (d) requirement of Mr. Cook to work away from Corsicana, Texas, other than during periods of reasonable business travel. Mr. Cook may also terminate the agreement if the individuals who presently constitute the board of directors, or successors approved by these board members, cease for any reason to constitute at least a majority of the board. If this happens, and Mr. Cook gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Cook's unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. If any portion of the amount paid to Mr. Cook is subject to the excise tax imposed by Section 4999 of the Code, then we must pay additional compensation to Mr. Cook to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

     Harold H. Bach, Jr. is employed by us under the terms of an employment agreement dated as of May 24, 1999. This agreement provides for salaried compensation at the rate of $315,000 per year, or a greater amount as may be determined by the board of directors. It also provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. The agreement expires on June 30, 2001, subject to automatic extensions so that the term of Mr. Bach's employment shall at no time be less than three years. We may terminate the agreement effective upon expiration of the term upon written notice from us to Mr. Bach dated and received at least three years prior to the termination date. We may also terminate the agreement upon 30 days' written notice for cause. Mr. Bach may terminate the agreement upon written notice to us dated and received at least two years prior to the termination date. Mr. Bach may also terminate the agreement if the individuals who presently constitute the board of directors, or successors approved by these board members, cease for any reason to constitute at least a majority of the board. If this happens, and Mr. Bach gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Bach's unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. If any portion of the amount paid to Mr. Bach is subject to the excise tax imposed by
Section 4999 of the Code, then we must pay additional compensation to Mr. Bach to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

     Kenneth J. Fedesna is employed by us under the terms of an employment agreement dated as of June 1, 1999. This agreement provides for salaried compensation at the rate of $325,000 per year, or a greater amount as may be determined by the board of directors. It also provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. The agreement requires that we provide Mr. Fedesna with $400,000 in additional life insurance coverage. The agreement expires on June 30, 2002, subject to automatic extensions so that the term of Mr. Fedesna's employment shall at no time be less than three years. Either party may terminate the agreement effective upon expiration of the term upon written notice from the terminating party to the other party dated and received at least three years prior to the respective termination date. We may terminate the agreement upon 30 days' written notice for cause. Mr. Fedesna may terminate the agreement if (a) he is placed in a position of lesser stature; (b) he is assigned duties significantly different from or incompatible with his position; (c) his performance requirements or working conditions change; or (d) the business facility at which he is required to work is relocated more than 50 miles from our present business location. Mr. Fedesna may also terminate the agreement if the individuals who presently constitute the board of directors, or successors approved by these board members, cease for any reason to constitute at least a majority of the board. If this happens, and Mr. Fedesna gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Fedesna's unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. If any portion of the amount paid to Mr. Fedesna is subject to the excise tax imposed by Section 4999 of the Code, then we must pay additional compensation to Mr. Fedesna to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

     Michael A. Ribero is employed by us under the terms of an employment agreement dated as of March 1, 2000. This agreement provides for salaried compensation at the rate of $380,000 per year, or a greater amount as may be determined by the board of directors. It provides that Mr. Ribero shall not be required to move away from the San Francisco/San Jose areas. It also provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. The agreement requires that we provide Mr. Ribero with $400,000 in additional life insurance coverage and advance $500,000 to Mr. Ribero. The agreement expires on January 31, 2002. We may terminate the agreement upon 30 days' written notice for cause or after a 90-day period of disability. Mr. Ribero may terminate the agreement upon 30 days' written notice for "good reason," including a significant change to the scope of his authority. Mr. Ribero may also terminate the agreement if the individuals who presently constitute the board of directors, or successors approved by these board members, cease for any reason to constitute at least a majority of the board. If this happens, and Mr. Ribero gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Ribero's unvested stock options will immediately vest, and we will be required to pay him a lump sum of two times his base salary. If any portion of the amount paid to Mr. Ribero is subject to the excise tax imposed by
Section 4999 of the Code, then we must pay additional compensation to Mr. Ribero to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH WMS

     As a result of the Spin-off, WMS does not own any of our common stock. A majority of our directors are also directors of WMS, including our Chairman and Chief Executive Officer, Neil D. Nicastro, and his father, Louis J. Nicastro.

     In connection with the Spin-off, we entered into a number of agreements with WMS, each dated as of April 6, 1998. In connection with the termination of our manufacturing relationship with WMS, notice has been given to terminate several of the 1998 agreements early. In addition, the parties are negotiating with respect to our purchase of specified WMS equipment and spare parts and for our lease of WMS's building at 2704 Roscoe Street in Chicago Illinois, expected to begin in 2001, among other matters. The material agreements between WMS and us, each dated as of April 6, 1998, as amended in some cases, are described below:

     Manufacturing Agreement. Williams Electronics Games, Inc. ("WEG"), a wholly owned subsidiary of WMS, previously manufactured coin-operated video games and kits for us under this agreement. This agreement was terminated as of September 30, 2000, and WEG has discontinued all manufacturing under this agreement.

     Spare Parts Sales and Service Agreement. WEG previously sold spare parts for our coin-operated video games. On September 30, 2000, this agreement was terminated, and WEG discontinued all sales of spare parts under this agreement.

     Information Systems Service Agreement. WEG provides us with access to its computer systems for many of our computing needs, including order entry, financial and manufacturing modules, marketing and sales and engineering (including engineering documentation and blueprint systems) as well as support for the computer system. WEG also coordinates the provision and maintenance of cabling, wiring, switching components, routers and gateway and the purchasing, maintaining and upgrading of network services for us. These services include purchasing of desktop computers and related hardware as well as providing some telecommunications services to us. We may also request WEG to provide services to develop our communications networking, operating and computer system and other related services. We pay WEG an amount equal to the cost to WEG for all services provided plus 6.6%. It is anticipated that this agreement will terminate on or before March 31, 2001, except with respect to the AS-400 system and related services, which we anticipate will terminate as of December 31, 2001.

     Confidentiality and Non-Competition Agreement. Under this agreement, WMS or we may designate business information as confidential, and the other party must use its best efforts to keep this information confidential. The agreement also includes five-year non-competition and one year post-employment non-solicitation clauses.

     Right of First Refusal Agreement. WMS granted us the right of first refusal with respect to any offer to WMS to purchase specified WMS facilities, so long as the offer is not made in connection with the sale of substantially all of WMS' stock or assets and business as a going concern. The term of the agreement expires April 5, 2008.

     Third Parties Agreement. This agreement governs the treatment of the numerous arrangements with third parties with respect to game development, licensing and other matters. Under the agreement, WMS and we will allocate the rights and obligations under third party arrangements so that the party receiving the benefit will bear the burden of those agreements. The agreement shall remain in effect so long as any prior third party arrangements remain outstanding.

     Temporary Support Services Agreement. WMS supplies a portion of our janitorial and other agreed upon services, including the use of space by us in any WMS facility, as requested from time to time by us. In exchange for these services, we pay WMS an amount equal to its direct or allocated cost (including wages, salaries, fringe benefits and materials), as indicated on monthly invoices supplied by WMS. It is anticipated that this agreement will continue until December 31, 2001; provided, however, that each party may, upon 60 days' notice, terminate any one or more of the services provided, except the use of space by us in any WMS facility.

     Tax Separation Agreement. Until the Spin-off, we have been a member of the consolidated group of corporations of which WMS was the common parent for federal income tax purposes (the "WMS Group") since 1988. Therefore, Midway is jointly and severally liable for any federal tax liability of the WMS Group for the period that we were part of the WMS Group. The agreement sets forth the parties' respective liabilities for federal, state and local taxes as well as their agreements as a result of Midway and its subsidiaries ceasing to be members of the WMS Group. The agreement governs, among other things, (i) the filing of tax returns with federal, state and local authorities, (ii) the carryover of any tax benefits of Midway, (iii) the treatment of the deduction attributable to the exercise of stock options to purchase WMS common stock which are held by employees or former employees of Midway and any other similar compensation related tax deductions, (iv) the treatment of certain net operating loss carrybacks, (v) the treatment of audit adjustments, (vi) procedures with respect to any proposed audit adjustment or other claim made by any taxing authority with respect to a tax liability of Midway or any of its subsidiaries.

     Tax Indemnification Agreement. This agreement provides for indemnification if the Spin-off fails to qualify under Section 355 of the Internal Revenue Code of 1986 (the "Code"). Each of the parties agreed, among other things, that for a period of two years after the Spin-off, each would continue active conduct of its historic trade or business as conducted by it during the five-year period prior to the Spin-off. Additionally, each party agreed not to take specified actions or enter into specified transactions for that two-year period, unless that party first obtained the consent of the other party. We will indemnify WMS if our action causes the Spin-off to fail to qualify under Section 355 of the Code, against any federal, state and local taxes, interest, penalties and additions to tax imposed upon or incurred by the WMS Group or any member. WMS will indemnify Midway and its subsidiaries against federal, state and local taxes, interest, penalties and additions to tax resulting from the Spin-off, other than liabilities for which Midway is required to indemnify WMS.

     We also have the following agreements with WMS:

     Tax Sharing Agreement. This agreement is dated July 1, 1996 and remains in effect, except to the extent described in the Tax Separation Agreement referred to above. Under this agreement, WMS and Midway have agreed upon a method for:
(i) determining the amount which Midway must pay to WMS in respect of federal income taxes; (ii) compensating any member of the WMS Group for use of its net operating losses, tax credits and other tax benefits in arriving at the WMS Group tax liability as determined under the federal consolidated return regulations; and (iii) providing for the receipt of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years and for payments upon subsequent adjustments. The amount that Midway is required to pay to WMS for federal income taxes is determined as if Midway was filing a separate tax return. If any two or more members of the WMS Group are required to elect, or WMS elects to cause two or more members of the WMS Group to file combined or consolidated income tax returns under state or local income tax law, the financial consequences of these filings are determined in a manner as similar as practicable to those provided for under the Tax Sharing Agreement for federal taxes.

     Patent License Agreement. We entered into a patent license agreement dated July 1, 1996 with WMS under which each party licensed to the other, on a perpetual, royalty-free basis, some patents used in the development and manufacture of both coin-operated video games and video lottery terminals and other gaming machines.

OTHER RELATED PARTY TRANSACTIONS

     In connection with the Spin-off, WMS entered into a consulting agreement with Neil D. Nicastro under which Mr. Nicastro agreed to make himself reasonably available at WMS's request, to render such services concerning WMS as the board or the Chairman of the Board and Chief Executive Officer of WMS may reasonably request. The term of the Consulting Agreement is for five years from the date of the Spin-off, and is automatically renewable for successive one-year terms unless either party shall give notice of termination not less than six months prior to the end of the term then in effect. WMS pays Mr. Nicastro $1,000 per month for his services under the Consulting Agreement.

     In addition, under his employment agreement with us, Mr. Nicastro received $984,000 of advances for a bonus accrued in the first six months of fiscal 2000 and later reversed. This amount will be repaid, without interest, out of future compensation to which Mr. Nicastro becomes entitled.

     In March 2000, we loaned $500,000 to Mr. Ribero in connection with the relocation of his residence. The loan is due in March 2005, together with interest at the rate of 6% annually, and is secured by a junior mortgage on Mr. Ribero's home. Under the terms of the loan, Mr. Ribero is required to make prepayments out of future bonuses to which he becomes entitled.

     Mr. Ira S. Sheinfeld, a director of ours, is a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP, which we retained to provide tax services during fiscal 2000 and 1999, and which we propose to retain for these services during the current fiscal year.

     Mr. Richard D. White, a director of ours, is a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets Corp., which renders financial advisory services to us from time to time, and which was an underwriter of our 1999 public offering and 1996 initial public offering.

     Mr. Gerald O. Sweeney, Jr., a director of ours, is a member of the law firm of Lord, Bissell & Brook which performs legal services for Midway from time to time.

     William C. Bartholomay, a director of ours, is President of Near North National Group, insurance brokers, which we retained to provide insurance services during the last fiscal year and propose to retain for insurance services during the current fiscal year.

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     We propose that the stockholders ratify the appointment by the Board of Directors of Ernst & Young LLP as our independent auditors for fiscal 2001. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and that they will be available to respond to appropriate questions submitted by stockholders at the meeting. Ernst & Young LLP will have the opportunity to make a statement if they desire to do so.

     Approval by the stockholders of the appointment of independent auditors is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present and entitled to vote on the matter do not approve the selection of Ernst & Young LLP at the meeting, the selection of independent auditors will be reconsidered by the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

                             AUDIT COMMITTEE REPORT

     The audit committee of the Board of Directors of Midway is composed of four independent directors and operates under a written charter adopted by the Board of Directors, attached as Appendix A. Midway's management is responsible for its internal accounting controls and the financial reporting process. Midway's independent accountants, Ernst & Young LLP, are responsible for performing an independent audit of Midway's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

     In keeping with that responsibility, the audit committee has reviewed and discussed Midway's audited consolidated financial statements with management. In addition, the audit committee has discussed with Midway's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees."

     The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants their independence.

     Based on the audit committee's discussions with management and the independent accountants and the audit committee's review of the representations of management and the report of the independent accountants, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in Midway's Annual Report on Form 10-K for the year ended June 30, 2000 for filing with the SEC.

     This report is respectfully submitted by the audit committee of the Board of Directors.

                         William E. McKenna (Chairman)
                             William C. Bartholomay
                                Ira S. Sheinfeld
                                Richard D. White

                                 OTHER MATTERS

STOCKHOLDER PROPOSALS

     As of the date of this proxy statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

     We must receive any stockholder proposals of matters to be acted upon at our 2002 Annual Meeting of Stockholders on or before August 11, 2001 in order to consider including them in our proxy materials for that meeting. If we do not receive notice of a stockholder proposal to be acted upon at our 2002 Annual Meeting of Stockholders on or before October 25, 2001, our proxy for that meeting may confer discretionary authority to vote on any such proposal.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who beneficially own greater than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from some reporting persons that no Form 5 report was required to be filed by them, we believe that during fiscal 2000, all of our officers, directors and greater than 10% beneficial owners complied with all of their Section 16(a) filing requirements.

MANNER AND EXPENSES OF SOLICITATION

     This solicitation of proxies is made by the Board, and we will bear all solicitation costs. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and other employees may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for those services. We will request that brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of our common stock in their names forward proxy material to their principals and will reimburse them for their reasonable out-of-pocket expenses.

VOTING PROCEDURES

     We will appoint inspectors of election to tabulate the number of shares of common stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted in determining the votes cast and will have no effect on the vote. With respect to the tabulation of votes cast on a specific proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal. Therefore, abstentions will have the affect of a vote against each proposal, but broker non-votes will have no effect on the vote for or against each proposal. Under NYSE rules, however, with respect to any proposal that is a prerequisite to listing of additional or new securities, the total vote cast on the proposal must represent at least a majority of all outstanding shares of our common stock entitled to vote on the proposal. With respect to these proposals, broker non-votes are not counted as part of the total vote cast on the proposal. The term "broker non-votes" commonly refers to shares held in street name for customers, where the broker does not have authority under NYSE rules to vote on its own initiative on particular items, and the broker has not received instructions from the beneficial owners.

HOW TO OBTAIN OUR FORM 10-K

     We will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2000, including financial statements and schedules, to each of our stockholders of record on December 4, 2000 and each beneficial owner of our common stock on that date, upon receipt of a written request mailed to our offices, 3401 North California Avenue, Chicago, IL 60618, attention: Treasurer. In the event that exhibits to the Form 10-K are requested, a reasonable fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to their ownership.

     IT IS IMPORTANT THAT YOU RETURN THE ACCOMPANYING PROXY CARD PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE EARNESTLY REQUESTED TO MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS EXERCISED. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW THE PROXY AND VOTE YOUR OWN SHARES.
                                          By Order of the Board of Directors,

                                          DEBORAH K. FULTON
                                          Vice President, Secretary and General
                                          Counsel
Chicago, Illinois
December 8, 2000

                                                                      APPENDIX A

                               MIDWAY GAMES INC.

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

                                   I. PURPOSE

     The primary purpose of the Audit Committee of the Board of Directors of Midway Games Inc. (the "Company") is to provide independent and objective oversight of the accounting functions and internal controls of the Company, its subsidiaries and affiliates and to ensure the objectivity of the Company's financial statements. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.

                                 II. FUNCTIONS

     The Audit Committee shall perform the following functions:

     Independent Accountants. Recommend to the Board the firm to be employed by the Company as its independent accountants, which firm shall be ultimately accountable to the Board and the Committee as representatives of stockholders.

     Plan of Audit. Consult with the independent accountants regarding the plan of audit. The Committee also shall review with the independent accountants their report on the audit and review with management the independent accountants' suggested changes or improvements in the Company's accounting practices or controls.

     Accounting Principles and Disclosure. Review significant developments in accounting rules. The Committee shall review with management recommended changes in the Company's methods of accounting or financial statements. The Committee also shall review with the independent accountants any significant proposed changes in accounting principles and financial statements.

     Internal Accounting Controls. Consult with the independent accountants regarding the adequacy of internal accounting controls. Where appropriate, consultation with the independent accountants regarding internal controls shall be conducted out of management's presence.

     Financial Disclosure Documents. Review with management and the independent accountants the Company's financial disclosure documents, including all year-end financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders and following the satisfactory completion of each year-end review, recommend to the Board the inclusion of the audited financial statements in the Company's filing on Form 10-K.

     Internal Control Systems. Review with management and internal auditors the Company's internal control systems intended to ensure the reliability of financial reporting and compliance with applicable codes of conduct, laws, and regulations. The review shall include any significant problems and regulatory concerns.

     Ethical Environment. Consult with management on the establishment and maintenance of an environment that promotes ethical behavior, including the establishment, communication, and enforcement of codes of conduct to guard against dishonest, unethical, or illegal activities.

     Oversight of Executive Officers and Directors and Conflicts of
Interest. Review significant conflicts of interest involving directors or executive officers. The Committee shall review compliance with Company policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant.

     Oversight of Independent Accountants. Evaluate the independent accountants on an annual basis and where appropriate recommend a replacement for the independent accountants. In such evaluation, the Committee shall ensure that the independent accountants deliver to the Committee a formal written statement delineating all relationships between the accountants and the Company. The Committee also shall engage in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and in response to the independent accountant's report take, or recommend that the Board take, appropriate action to satisfy itself of the independent accountant's independence.

     Offerings of Securities. Perform appropriate due diligence on behalf of the Board of Directors with respect to the Company's offerings of securities.

     Charter Amendments. Review this Charter annually, assess its adequacy and propose appropriate amendments to the Board.

     The Committee's function is one of oversight and review, and it is not expected to audit the Company, to define the scope of the audit, to control the Company's accounting practices, or to define the standards to be used in preparation of the Company's financial statements.

                       III. COMPOSITION AND INDEPENDENCE

     The Committee shall consist of not less than three independent members, all of whom shall have no relation to the Company that may interfere with the exercise of their judgement independently from management and the Company, and who shall be appointed by the Board of Directors. "Independent" shall have the same meaning as defined in the New York Stock Exchange Listed Company Manual sec.303.01(B)(3), including upon a determination by the Board of Directors that the member is independent as described in such Section. Members of the Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Committee shall have accounting, related financial management expertise, or any other comparable experience or background that results in the individual's financial sophistication. No member of the Committee shall be employed or otherwise affiliated with the Company's independent accountants.

     In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee Chairman, and in the case where the Committee Chairman faces a potential or actual conflict of interest, the Committee Chairman shall advise the Chairman of the Board of Directors. In the event that the Committee Chairman, or the Chairman of Board of Directors, concurs that a potential or actual conflict of interest exists, an independent substitute Director shall be appointed as a Committee member until the matter, posing the potential or actual conflict of interest, is resolved.

                            IV. QUORUM AND MEETINGS

     A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance. The Committee shall meet on a regular basis. Meetings shall be scheduled at the discretion of the Chairman. Notice of the meetings shall be provided at least ten days in advance. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

                                   V. REPORTS

     The Committee will report to the Board from time to time with respect to it activities and its recommendations. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. The Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review.

     The Committee shall report to stockholders in the Company's proxy statement for its annual meeting in accordance with applicable governmental and stock exchange rules and regulations.

                              VI. OTHER AUTHORITY

     The Committee is authorized to confer with Company management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Committee is authorized to conduct or authorize investigations into any matters within the Committee' scope of responsibilities. The Committee also is authorized to seek outside legal or other advice to the extent it deems necessary or appropriate, provided it shall keep the Board advised as to the nature and extent of such outside advice.

     The Committee will perform such other functions as are authorized for this Committee by the Board of Directors.

                                                                      APPENDIX B


                                MIDWAY GAMES INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         THE UNDERSIGNED, revoking all previous proxies, hereby appoints NEIL D. NICASTRO, HAROLD H. BACH, JR. and DEBORAH K. FULTON, or any of them, as attorneys, agents and proxies with power of substitution, and with all powers the undersigned would possess if personally present, to vote all shares of common stock of Midway Games Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on January 23, 2001 and at all adjournments thereof.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED UPON THE TWO PROPOSALS, MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTIONS ARE GIVEN BY THE UNDERSIGNED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS DESIGNATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2.

                                    (Continued and to be signed on reverse side)


                                    MIDWAY GAMES INC.
                                    P.O. BOX 11096
                                    NEW YORK, N.Y. 10203-0096

(1)      Election of four (4) Class I Directors.

         FOR all nominees listed (except [ ]     WITHHOLD AUTHORITY to [ ]      *EXCEPTIONS [ ]
         as marked to the contrary)              vote for all nominees listed

NOMINEES: Neil D. Nicastro/William C. Bartholomay/Norman J. Menell/Louis J.
          Nicastro

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*EXCEPTIONS
________________________________________________________________________________


(2) Ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal 2001.

                 FOR [ ]          AGAINST [ ]          ABSTAIN [ ]

         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                             Change of Address     [ ]
                             Mark Here

         NOTE: Please sign exactly as your name or names appear hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

         Dated:_____________________ ,______



         ___________________________________
                    (Signature)


         ___________________________________
                    (Signature)

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Votes must be indicated (x) in Black or Blue ink. [X]